Exhibit 10.8

Genco Shipping & Trading Limited

Restricted Stock Unit Grant Agreement

THIS AGREEMENT, made as of February 16, 2026, between GENCO SHIPPING & TRADING LIMITED (the “Company”) and John C. Wobensmith (the “Participant”).

WHEREAS, the Company has adopted and maintains the Genco Shipping & Trading Limited Amended and Restated 2015 Equity Incentive Plan (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, with incentives to: (a) enter into and remain in the service of the Company, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company;

WHEREAS, the Plan provides that the Board of Directors of the Company or a committee to which the Board of Directors has delegated such authority (the Board of Directors or such committee, as applicable, the “Administrator”) shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards;

WHEREAS, the Administrator has determined that the purposes of the Plan would be furthered by granting the Participant an award under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.Grant of Restricted Stock Units.  Pursuant to, and subject to, the terms and conditions set forth herein (including without limitation Section 17 hereof) and in the Plan, the Company hereby grants to the Participant 41,770 restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock or, in the discretion of the Administrator, an amount of cash equal to the Fair Market Value of such share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan.
2.Grant Date.  The Grant Date of the Restricted Stock Units is February 16, 2026.
3.Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Administrator, shall govern.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.
4. Vesting.

(a)Subject to Section 4(b) and Section 6 hereof and the further provisions of this Agreement, 1/3 of the total number of Restricted Stock Units shall vest on each of the first three anniversaries of February 23, 2026, rounding down to the nearest whole Restricted Stock Unit on first two anniversaries and rounding up on the remaining anniversary (each such date, a “Vesting Date”), in each case subject to the Participant’s continued service with the Company on the applicable Vesting Date.

(b)In the event of the occurrence of a Change in Control and the Participant’s Service as an employee with the Company is terminated by the Company without cause (as defined in the Plan) or by the Participant for Good Reason (as defined in the Employment Agreement), the Restricted Stock Units shall vest in full as of the date of such termination of Service; provided, however, that if this award is not assumed, continued or substituted for an equivalent award by the acquirer in such Change in Control, then the Restricted Stock Units shall become vested in full upon the consummation of the Change in Control. For the purposes of this Agreement, Change in Control will have the meaning set forth in the Participant’s Employment Agreement with the Company dated as of September 21, 2007, as amended from time to time (the “Employment Agreement”), provided, however that subclauses (iv) and (v) of such definition shall not apply for purposes of this Agreement. For the avoidance of doubt, if the preceding sentence does not apply to a termination of employment, then the provisions of Section 6 shall apply to the Participant’s termination of employment.

5.Restrictions on Transferability.  No Restricted Stock Units may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except by will or by the laws of descent and distribution. In the event that the Participant becomes legally incapacitated, the Participant’s rights with respect to the Restricted Stock Units shall be exercisable by the Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon an Restricted Stock Units, shall be null and void and without effect. All shares of Common Stock underlying the Restricted Stock Units shall be subject to the transfer restrictions and rights of the Company set forth in the Company’s Articles of Incorporation.
6.Termination of Service.

(a)In the event that the Participant’s Service with the Company terminates before all the Restricted Stock Units are vested for any reason other than as described in Section 4(b), Section 6(b) or Section 6(c), all unvested Restricted Stock Units, together with any Dividend Equivalents related to such Restricted Stock Units, as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates and the Participant shall not be entitled to any compensation or other amount with respect to such forfeited Restricted Stock Units.  For purposes hereof, “Service” means a continuous time period during which the Participant is at least one of the following:  an employee or a director of, or a consultant to, the Company. For the avoidance of doubt, no resignation by the Participant as a director following termination of the Participant’s employment by the Company without cause shall be deemed a resignation by the Participant subject to this Section 6(a).

(b)In the event that, before all the Restricted Stock Units are vested, the Participant’s Service with the Company is terminated by the Company without cause (as defined in the Plan) or by the Participant for Good Reason (as defined in the Employment Agreement), the Restricted Stock Units shall vest in full as of the date of such termination of Service.

(c)In the event that, before all the Restricted Stock Units are vested, the Participant’s Service with the Company terminates for reason of the Participant’s death or disability (as defined in the Plan), a Pro Rata Portion of the Restricted Stock Units shall become vested as of the date such Service terminates in addition to the portion of the Restricted Stock Units which have already become vested as of such date, and all other Restricted Stock Units which are not and have not become vested, together with any Dividend Equivalents related to such Restricted Stock Units, as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates.  For purposes hereof, “Pro Rata Portion” shall mean that number of Restricted Stock Units that would become vested on the next Vesting Date multiplied by a fraction, the denominator of which is 12 and the numerator of which is the number of completed months (measured from the day of the month of the Vesting Date to the same day of the following month) between the immediately preceding Vesting Date (or the Grant Date if there is no preceding Vesting Date) and the date of termination of Service.

7.Settlement.

(a)All vested Restricted Stock Units shall be settled within 30 days following the applicable vesting date by the Company’s issuance and delivery to the Participant of a number of shares of Common Stock equal to the number of vested Restricted Stock Units or, in the discretion of the Administrator, by the payment of an amount in cash equal to the Fair Market Value of such shares of Common Stock (with Fair Market Value determined as of the applicable date of vesting).

(b)Notwithstanding the above, if the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 7(a) hereof and the shares in such distribution are not subject to a trading plan to which the Recipient and the Company are parties adopted under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, amended, pursuant to which at least a sufficient number of such shares are to be sold at the time of such distribution to cover the Participant’s tax obligations with respect to such distribution, such distribution shall instead be made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (1) the last business day of the calendar year in which the vesting in respect of such distribution occurred and (2) the 90th day after the date of the vesting in respect of such distribution (or, if such 90th day is not a business day, the immediately preceding business day).

(c) The Participant shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of the grant of Restricted Stock Units, unless and until shares of Common Stock are issued to the Participant in respect of such Restricted Stock Units.

8.Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued any shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.  The Administrator may require, as a condition of the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding, as the Administrator, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.
9.Dividend Equivalents.  Notwithstanding anything herein, each Restricted Stock Unit granted hereunder is hereby granted in tandem with a corresponding dividend equivalent applicable to all types of dividends, whether extraordinary, ordinary, in cash, stock, or other property (a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. If a Restricted Stock Unit is forfeited, the corresponding Dividend Equivalent shall be forfeited as well. At such time as a Restricted Stock Unit is settled pursuant to Section 7, the corresponding Dividend Equivalent shall be settled for a payment in cash equal to the aggregate value of dividends declared, if any, on the Common Stock underlying such Restricted Stock Unit; provided, however, if any dividends or distributions are paid in shares of Common Stock, the Administrator, in its discretion, may settle such Dividend Equivalent in cash or shares of Common Stock. Dividend Equivalents shall not entitle the Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.
10.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.
11.Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.
12.Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.Counterparts.  This Agreement may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
14.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.
15.Forfeiture and Recapture.   The Restricted Stock Units and any Common Stock issued or cash paid with respect to the Restricted Stock Units will be subject to recoupment in accordance with any existing clawback or recoupment policy, or any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
16.Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this Agreement and the Restricted Stock Units shall be final and conclusive.
17.Section 409A.  This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible.  Section 8(a) of the Employment Agreement is expressly incorporated into, and made applicable to, this Agreement.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its subsidiaries or affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.
18.Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chairman of the Board of Directors of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing at the most recent address as Participant may have on file with the Company.
19.Retention Agreement.  Notwithstanding anything to the contrary herein, if the Participant is eligible to participate in the Genco Shipping & Trading Limited Employee Retention Plan (the “Retention Plan”) and has executed a Participation Agreement pursuant to, and as defined in, the Retention Plan, and the Restricted Stock Units are not vested pursuant to Section 4(b) hereof, the terms of the Retention Plan shall apply to the Restricted Stock Units in the event of a Change in Control (as defined in the Retention Plan).

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Peter Allen
Name:	Peter Allen
Title:	Chief Financial Officer

/s/ John C. Wobensmith
JOHN C. WOBENSMITH